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                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                  (Check One)


[X]      Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q
         and Form 10-QSB [ ] Form N-SAR
         For Period Ended: December 31, 1998
[ ]      Transition Report on Form 10-K
[ ]      Transition Report on Form 20-F
[ ]      Transition Report on Form 11-K
[ ]      Transition Report on Form 10-Q
[ ]      Transition Report on Form N-SAR
         For the Transition Period Ended:.......................................

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: The notification relates to the entire Annual Report on Form 10-K.

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PART I - REGISTRANT INFORMATION

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         Full Name of Registrant:           Kevco, Inc.

         Former Name if Applicable:         N/A

         1300 University Drive, #200
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         Address of Principal Executive Office (Street and Number)



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         Fort Worth, Texas 76107
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         City, State and Zip Code

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PART II - RULES 12b-25 (b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         [X] The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         [X] The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ] The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

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         Kevco was unable, without unreasonable effort or expense, to provide its auditing firm with the necessary documents necessary to accurately describe the Company and complete the audit.

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PART IV - OTHER INFORMATION

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         (1) Name and telephone number of person to contact in regard to this notification.

         Ellis L. McKinley, Jr.         (817)                 332-2758
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         (Name)                         (Area Code)           (Telephone Number)

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         (2) Have all other periodic reports required under Section 13 or 15(d)
of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                            [X]  Yes    [ ]   No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                                            [ ]  Yes    [X]   No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         Kevco's results of operations cannot be accurately estimated until the audit is finalized.

Pursuant to the requirements of the Securities Exchange Act of 1934, Kevco, Inc. duly caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                        KEVCO, INC.



Date: March 31, 1999          By:       /s/  ELLIS L. MCKINLEY, JR.
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                                        Ellis L. McKinley, Jr.
                                        Vice President, Chief Financial Officer,
                                        Treasurer and Director

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